EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

Storage Alliance Inc.
Calgary, Canada

We hereby consent to the use in the Prospectus constituting a part of this SB-2 Registration Statement of our reports dated February 13, 2003 relating to the financial statements of Storage Alliance Inc. (the predecessor company), which is contained in that Prospectus. Our reports contain an explanatory paragraph regarding the ability of the predecessor company to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Dunwoody LLP
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BDO DUNWOODY LLP

Vancouver, Canada
November 18, 2003